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                                                                     EXHIBIT 2.3

                          TRADEMARK LICENSE AGREEMENT

          This Trademark License Agreement (the "Agreement") is effective as of December 15, 2000 (the "Effective Date"), between Catalytica, Inc., a Delaware corporation ("Catalytica") and Catalytica Energy Systems, Inc., a Delaware corporation formerly known as Catalytica Combustion Systems, Inc. ("CESI"). Capitalized terms used in the recitals below without definitions shall have the definitions set forth in Article I hereof.

          WHEREAS, Catalytica has entered into that certain Agreement and Plan of Merger, dated August 2, 2000, with Synotex Company, Inc. and Synotex Acquisition Corporation (the "Merger Agreement") which contemplates, among other things, the distribution by Catalytica to all its stockholders of the CESI capital stock held by it (the "Distribution") and the execution and delivery of certain other agreements in order to facilitate and provide for the foregoing;

          WHEREAS, Catalytica and CESI have entered into a Master Separation Agreement which provides for, among other things, the transfer from Catalytica to CESI of certain assets and liabilities, the distribution of CESI stock held by Catalytica and the execution and delivery of certain other agreements in order to facilitate and provide for the foregoing; and

          WHEREAS, Catalytica Advanced Technologies, Inc. has merged with and into CESI; and

          WHEREAS, the parties further desire that under the terms and subject to the conditions set forth herein, Catalytica license the Licensed Mark to CESI after the separation of the CESI business;

          NOW, THEREFORE, in consideration of the mutual promises of the parties, and of good and valuable consideration, it is agreed by and between the parties as follows:

                                   ARTICLE 1
                                  DEFINITIONS

          For the purpose of this Agreement, the following capitalized terms shall have the meaning specified below:

     1.1 "Authorized Manufacturers" means any distributor, dealer, OEM customer, systems integrator or other agent that on or after the Separation Date is engaged or authorized by CESI or its subsidiaries to market, advertise, sell, service or otherwise offer CESI Business Products.

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     1.2   "CESI Business" means the business and operations of CESI and its
Subsidiaries as it presently exists and as it may develop in the future within the Field, provided however that in no event shall CESI Business include any fine chemicals or pharmaceutical business.

     1.3 "CESI Business Products" means any and all products and services of the CESI Business.

     1.4 "Collateral Materials" means all packaging, tags, labels, advertising warranties and other materials of any and all types associated with the CESI Business Products that are marked with the Licensed Mark.

     1.5 "Corporate Identity Materials" means materials that are not products or product-related and that CESI may now or hereafter use to communicate its identity, including, by way of example and without limitation, business cards, letterhead, stationery, paper stock and other supplies, and signage on real property and buildings.

     1.6   "Distribution Date" means the date the Distribution is effective.

     1.7 "Field" means the business of producing, storing, generating, or otherwise using energy from stationary, transportation, or portable power sources and other directly related products and services, as currently conducted by CESI as of the date hereof.

     1.8 "Licensed Mark" means the Mark "Catalytica" as used in accordance with each of the license restrictions and the other license terms set forth herein.

     1.9 "Mark" means any trademark, service mark, trade name, domain name, and the like, or other word, name, symbol or device, or any combination thereof, used or intended to be used by a person to identify and distinguish the products or services of that person from the products or services of others and to indicate the source of such goods or services, including without limitation all registrations and applications therefor throughout the world and all common law and other rights therein throughout the world.

     1.10 "Master Separation Agreement" means the Master Separation Agreement of even date herewith between the parties.

     1.11 "Quality Standards" means standards of quality applicable to the CESI Business Products, as in use immediately prior to the Separation Date, and as revised or supplemented, and communicated in writing to CESI by Catalytica from time to time.

     1.12 "Separation Date" means 12:01 a.m., Pacific Time, on the date that Catalytica distributes all of the CESI stock to its stockholders.

     1.13 "Subsidiary" of any entity means a corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or

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interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such entity or by any one or more of its Subsidiaries, or by such entity and one or more of its Subsidiaries; provided, however, that no corporation or other organization that is not directly or indirectly wholly-owned by any other entity shall be a Subsidiary of such other entity unless such other entity controls, or has the right, power or ability to control, that corporation or other organization. For purposes of this Agreement, CESI shall be deemed not to be a Subsidiary of Catalytica.

     1.14 "Third Party" means a person other than Catalytica and its Subsidiaries and CESI and its Subsidiaries.

     1.15 "Trademark Usage Guidelines" means the guidelines for proper usage of the Licensed Mark, as in use by Catalytica and/or CESI immediately prior to the Separation Date, as such guidelines may be revised, updated or supplemented, and communicated to CESI from time to time.

                                   ARTICLE 2
                                   LICENSES

     2.1 License Grant. Catalytica hereby grants (and agrees to cause its appropriate Subsidiaries to grant) to CESI a perpetual, royalty-free, irrevocable, exclusive within the Field, worldwide, fully-paid and non-transferable (except as set forth in Section 12.9) license to use the Licensed Mark in any manner in the Field, in each case in conformity with the terms and conditions set forth herein and limited by the restrictions set forth in Section 2.2(a).

     2.2   License Restrictions.

           (a) CESI shall, at all times and in all countries of the world, use the Licensed Mark solely in connection with, and as an integral part of, one of the following names: (i) "Catalytica Combustion Systems, Inc."; (ii) "Catalytica Energy Systems, Inc."; (iii) "Catalytica Advanced Technologies, Inc."; (iv) "Catalytica Novotec"; (v) "SudChemie-Catalytica" or (vi) subject to the prior written approval of Catalytica which shall not be unreasonably withheld or delayed, such other names that relate to the Field (collectively, the "CESI Business Marks"), and shall not, at any time, anywhere or for any purposes (including, without limitation, in connection with any internet domain names), use the Licensed Mark by itself, or in combination with any other words or phrases, or as a part of any other compound name or Mark.

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          (b)  CESI may not make any use whatsoever, in whole or in part, of the
               Licensed Mark, or any other Mark owned by Catalytica, in connection with CESI's corporate, doing-business-as, or fictitious name, or on Corporate Identity Materials without the prior written consent of Catalytica, except as expressly set forth in this Section 2.2(b) or Section 2.1 or in Section 2.4 below. Notwithstanding the foregoing, CESI may use any business cards, letterhead, stationery, paper stock and similar materials in connection with the conduct of the CESI Business, to the extent that, as of the date hereof, they are in use, in inventory or on order.

          (c) CESI may not use the Licensed Mark in direct association with another Mark such that the two Marks appear to be a single or corporate Mark or in any other composite manner with any Marks of CESI or any Third Party (other than the CESI Business Marks as permitted herein).

          (d) In all respects, CESI's usage of the Licensed Mark pursuant to the license granted hereunder shall be in a manner consistent with the high standards, reputation and prestige represented by the Licensed Mark, and any usage by CESI that is inconsistent with the foregoing shall be deemed to be outside the scope of the license granted hereunder. As a condition to the license granted hereunder, CESI shall at all times present, position and promote the CESI Business Products marked with the Licensed Mark in a manner consistent with the high standards and prestige represented by the Licensed Mark.

     2.3 Licensee Undertakings. As a condition to the licenses granted hereunder, CESI undertakes to Catalytica that:

          (a) CESI shall not use the Licensed Mark (or any other Mark of Catalytica) in any manner which is deceptive or misleading, which may be perceived to ridicule or to be derogatory to the Licensed Mark, or which may compromise or reflect unfavorably upon the goodwill, good name, reputation or image of Catalytica or the Licensed Mark.

          (b) CESI shall not use the Licensed Mark in any manner in connection with any products or services other than the CESI Business Products.

          (c) CESI shall not (i) misrepresent to any person the scope of its rights, authority and obligations under this Agreement, (ii) incur or authorize any expenses or liabilities chargeable to Catalytica, or (iii)

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               take any actions that would impose upon Catalytica any obligation or liability to a Third Party other than obligations which Catalytica expressly approves in writing for CESI to incur on its behalf.

          (d) All press releases and corporate advertising and promotions that embody the Licensed Mark and all messages conveyed thereby shall be consistent with the high standards and prestige represented by the Licensed Mark.

     2.4 Non-Trademark Use. Each party may make appropriate and truthful references to the other party and the other party's products and technology.

     2.5 Reservation of Rights. Except as otherwise expressly provided in this Agreement, Catalytica shall retain all title, interests and rights in and to the Licensed Mark, including without limitation:

          (a)  All rights of ownership in and to the Licensed Mark;

          (b) The right to use (including the right of Catalytica's Subsidiaries to use) the Licensed Mark in any manner and for any purposes, either alone or in combination with other Marks, including without limitation, in connection with the marketing, offer or provision of any products or services, excluding any product or service within the Field; and

          (c) The right to license Third Parties to use the Licensed Mark outside the Field.

     2.6 Third Party Licenses. Catalytica agrees that it and its Subsidiaries will not license or transfer the Licensed Mark to Third Parties for use in connection with products or services within the Field. Such restriction shall be binding on any successors and assigns of the Licensed Mark.

                                   ARTICLE 3
                             PERMITTED SUBLICENSES

     3.1 Sublicenses. Subject to the terms and conditions of this Agreement, including without limitation all applicable Quality Standards and Trademark Usage Guidelines and other restrictions in this Agreement, CESI may grant sublicenses to its Subsidiaries to use the Licensed Mark in accordance with, and within the scope of, the license grant in Section 2.1 above; provided, that (a) CESI enters into a written sublicense agreement with each such Subsidiary sublicensee, and (b) such sublicense agreement (i) expressly provides that the sublicensee has no right to grant to any person any further sublicense or any other right to use the Licensed Mark in any manner, and contains license restrictions, sublicensee's undertakings, trademark usage guidelines, quality

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standards and trademark protection provisions (collectively, "Sublicense
Restrictions") no less stringent and protective of the Licensed Mark and Catalytica's interests than corresponding provisions set forth in this Agreement; (ii) expressly provides that Catalytica is an intended third-party beneficiary of such sublicense agreement, having the right directly to enforce any Sublicense Restrictions or any other provision thereunder as though a party thereof; and (iii) expressly provides that, in the event the sublicensee ceases to be a Subsidiary of CESI, such sublicense agreement and all of sublicensee's rights thereunder shall automatically terminate ninety (90) days after the date on which the sublicensee ceases to be a subsidiary. CESI shall provide copies of all such written sublicense agreements to Catalytica upon request.

     3.2 Authorized Manufacturers' Use of the Licensed Mark. Subject to the terms and conditions of this Agreement, including all applicable Quality Standards and Trademark Usage Guidelines and other restrictions in this Agreement, CESI (and those Subsidiaries sublicensed to use the Licensed Mark pursuant to Section 3.1) may allow Authorized Manufacturers to, and may allow such Authorized Manufacturers to allow other Authorized Manufacturers to, use the Licensed Mark in the advertisement and promotion of products incorporating CESI Business Products.

     3.3 Enforcement of Agreements. CESI shall use reasonable efforts and take all reasonable measures at CESI's expense promptly and diligently to enforce the terms of any sublicense agreement or other agreement with any Subsidiary or Authorized Manufacturer, or of any existing agreement with any Authorized Manufacturer, and shall restrain any such Subsidiary or Authorized Manufacturer from violating such terms, including without limitation (i) monitoring the Subsidiaries' and Authorized Manufacturers' compliance with the relevant Trademark Usage Guidelines and Quality Standards and causing any noncomplying Subsidiary or Authorized Manufacturer promptly to remedy any failure, (ii) terminating such agreement and/or (iii) commencing legal action, in each case, using a standard of care consistent with Catalytica's practices as of the Separation Date. In the event that Catalytica determines that CESI has failed promptly and diligently to enforce the terms of any such agreement using such standard of care, Catalytica reserves the right to enforce such terms, and CESI shall reimburse Catalytica for its out-of-pocket costs and expenses.

                                   ARTICLE 4
                          TRADEMARK USAGE GUIDELINES

     4.1 Trademark Usage Guidelines. CESI and its Subsidiaries and Authorized Manufacturers shall use the Licensed Mark only in a manner that is consistent with the Trademark Usage Guidelines.

     4.2 Trademark Reviews. At Catalytica's request, CESI agrees promptly to furnish or make available for inspection to Catalytica samples of all CESI Business Products and Collateral Materials of CESI, its Subsidiaries and Authorized

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Manufacturers that are actively marketed and marked with the Licensed Mark (to the extent that CESI has the right to obtain such samples) and information on all uses by CESI and its Subsidiaries of the Licensed Mark. If CESI is notified or determines that it or any of its Subsidiaries or Authorized Manufacturers is not in material compliance with any Trademark Usage Guidelines, it shall notify Catalytica and the provisions of Article 6 and Section 3.3 shall apply to such noncompliance.

                                   ARTICLE 5
                     TRADEMARK USAGE GUIDELINE ENFORCEMENT

     5.1 Initial Cure Period. If Catalytica becomes aware that CESI or any Subsidiary or Authorized Manufacturer sublicensee is not in material compliance with any Trademark Usage Guidelines, Catalytica shall notify CESI in writing, setting forth in reasonable detail a written description of the noncompliance and any requested action for curing such noncompliance. In the event that, in Catalytica's reasonable opinion, continued noncompliance can be reasonably expected to result in substantial and irreparable harm to the goodwill, reputation or prestige of the Licensed Mark, Catalytica's notice shall direct CESI to, and CESI shall, immediately take all commercially practicable steps to cease, or cause its Subsidiaries or Authorized Manufacturers to cease, such noncomplying use of the Licensed Mark and the noncomplying Collateral Materials until the noncomplying use has been corrected to Catalytica's reasonable satisfaction. In all other cases, CESI shall have thirty (30) days with regard to noncompliance by Authorized Manufacturers and twenty (20) days with regard to noncompliance by CESI or any Subsidiary after receipt of such notice ("Guideline Initial Cure Period") to correct such noncompliance or submit to Catalytica a written plan to correct such noncompliance which written plan is reasonably acceptable to Catalytica.

     5.2 Second Cure Period. If noncompliance with the Trademark Usage Guidelines continues beyond the Guideline Initial Cure Period, CESI and Catalytica shall each promptly appoint a representative to negotiate in good faith actions that may be necessary to correct such noncompliance. The parties shall have twenty (20) days following the expiration of the Guideline Initial Cure Period to agree on corrective actions, and CESI shall have twenty (20) days from the date of an agreement of corrective actions to implement such corrective actions and cure or cause the cure of such noncompliance ("Second Guideline Cure Period").

     5.3 Final Cure Period. If the noncompliance with the Trademark Usage Guidelines remains uncured after the expiration of the Second Guideline Cure Period, then at Catalytica's election, CESI, or the noncomplying Subsidiary or Authorized Manufacturer, whichever is applicable, promptly shall cease using the noncomplying Collateral Materials until Catalytica reasonably determines that CESI, or the noncomplying Subsidiary or Authorized Manufacturer, whichever is applicable, has demonstrated its ability and commitment to comply with the Trademark Usage

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Guidelines. Nothing in this Article 5 shall be deemed to limit Catalytica's rights or CESI's obligations hereunder (including under Section 3.3 above) or to preclude Catalytica from exercising any of its rights or remedies hereunder (including under Section 3.3 above.)

                                   ARTICLE 6
                               QUALITY STANDARDS

     6.1 General. CESI acknowledges that the CESI Business Products permitted by this Agreement to be marked with the Licensed Mark must continue to be of sufficiently high quality as to provide protection of the Licensed Mark and the goodwill it symbolizes, and CESI further acknowledges that the maintenance of the high quality standards associated with such products is of the essence of this Agreement.

     6.2 Quality Standards. CESI and its Authorized Manufacturers and Subsidiaries shall use the Licensed Mark only on and in connection with CESI Business Products that meet or exceed in all respects the Quality Standards.

     6.3 Quality Control Reviews. At Catalytica's request, CESI agrees to furnish or make available to Catalytica for inspection sample CESI Business Products marked with the Licensed Mark.


                                   ARTICLE 7
                         QUALITY STANDARD ENFORCEMENT

     7.1 Initial Cure Period. If Catalytica becomes aware that CESI or any Subsidiary or Authorized Manufacturer sublicensee is not complying with any Quality Standards, Catalytica shall notify CESI in writing, setting forth in reasonable detail a written description of the noncompliance and any requested action for curing such noncompliance. In the event that, in Catalytica's reasonable opinion, continued noncompliance can be reasonably expected to result in substantial and irreparable harm to the goodwill, reputation or prestige of the Licensed Mark, Catalytica's notice shall direct CESI to, and CESI shall, immediately take all commercially practicable steps to cease, or cause its Subsidiaries or Authorized Manufacturers to cease, offering, selling and/or delivering such noncomplying CESI Business Products under the Licensed Mark until the noncomplying use has been corrected to Catalytica's reasonable satisfaction. In all other cases, CESI shall have twenty (20) days after receipt of such notice ("Initial Cure Period") to correct such noncompliance or submit to Catalytica a written plan to correct such noncompliance which written plan is reasonably acceptable to Catalytica.

     7.2 Second Cure Period. If noncompliance with the Quality Standards continues beyond the Initial Cure Period, CESI and Catalytica shall each promptly

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appoint a representative to negotiate in good faith actions that may be necessary to correct such noncompliance. The parties shall have twenty (20) days following the expiration of the Initial Cure Period to agree on corrective actions, and CESI shall have twenty (20) days from the date of an agreement of corrective actions to implement such corrective actions and cure or cause the cure of such noncompliance ("Second Cure Period").

     7.3 Final Cure Period. If the noncompliance with the Quality Standards remains uncured after the expiration of the Second Cure Period, then at Catalytica's election, CESI, or the noncomplying Subsidiary or Authorized Manufacturer, whichever is applicable, promptly shall cease offering the noncomplying CESI Business Products under the Licensed Mark until Catalytica determines that CESI, or the noncomplying Subsidiary or Authorized Manufacturer, whichever is applicable, has demonstrated its ability and commitment to comply with the Quality Standards. Nothing in this Article 7 shall be deemed to limit Catalytica's rights or CESI's obligations hereunder (including under Section 3.3 above) or to preclude Catalytica from exercising any of its rights or remedies hereunder (including under Section 3.3 above).

                                   ARTICLE 8
                          PROTECTION OF LICENSED MARK

     8.1 Ownership and Rights. CESI acknowledges and agrees that, between the Parties, Catalytica is the sole owner of all title, interests and rights in the Licensed Mark (except for CESI's license rights expressly set forth herein) and all goodwill associated therewith, and further agrees that all goodwill associated with or arising from the use of the Licensed Mark by CESI shall inure solely to the benefit of Catalytica. CESI shall do nothing inconsistent with Catalytica's ownership of the Licensed Mark, nor take any action that could be detrimental to the goodwill associated with the Licensed Mark. To the extent not contrary to applicable law, CESI agrees not to challenge the ownership or validity of the Licensed Mark. CESI shall not directly or indirectly undertake any action anywhere which in any manner might disparage, dilute, infringe, impair or adversely affect the validity of or Catalytica's title in the Licensed Mark. CESI's use of the Licensed Mark shall inure exclusively to the benefit of Catalytica, and CESI shall not acquire or assert any rights therein except as granted pursuant to this Agreement. CESI recognizes the value of the goodwill associated with the Licensed Mark, and that the Licensed Mark may have acquired secondary meaning in the minds of the public.

     8.2 Protection of Mark. CESI shall assist Catalytica, at Catalytica's request and expense, in the procurement and maintenance of Catalytica's intellectual property rights in the Licensed Mark. CESI will not grant or attempt to grant a security interest in the Licensed Mark, or to record any such security interest in the United States Patent and Trademark Office or elsewhere, against any trademark application or registration belonging to Catalytica. CESI agrees to, and to cause its Subsidiaries to, execute all documents reasonably requested by Catalytica to effect further registration of,

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maintenance and renewal of the Licensed Mark, recordation of the license relationship between Catalytica and CESI, and recordation of CESI as a registered user. Catalytica makes no warranty or representation that trademark registrations have been or will be applied for, secured or maintained in the Licensed Mark throughout, or anywhere within, the world. CESI shall cause to appear on all CESI Business Products, and all Collateral Materials, such legends, markings and notices as may be required by applicable law or reasonably requested by Catalytica.

     8.3 Similar Marks. CESI agrees not to use or register in any country any Mark that infringes Catalytica's rights in the Licensed Mark, or any element thereof. If any application for registration is, or has been, filed in any country by CESI which relates to any Mark that infringes Catalytica's rights in the Licensed Mark, CESI shall immediately abandon any such application or registration or assign it to Catalytica. To the extent not contrary to applicable law, CESI shall not challenge Catalytica's ownership of or the validity of the Licensed Mark or any application for registration thereof throughout the world. CESI shall not use or register in any country any copyright, domain name, telephone number or any other intellectual property right, whether recognized currently or in the future, or other designation which would affect the ownership or rights of Catalytica in and to the Licensed Mark, or otherwise to take any action which would adversely affect any of such ownership rights, or assist anyone else in doing so. CESI shall cause its Subsidiaries and Authorized Manufacturers to comply with the provisions of this
Section 8.3.

     8.4 Infringement Proceedings. In the event that CESI or any of its officers learns of any infringement or threatened infringement of the Licensed Mark, or any unfair competition, passing-off or dilution with respect to the Licensed Mark, CESI shall notify Catalytica or its authorized representative giving particulars thereof, and CESI shall provide necessary information and assistance to Catalytica or its authorized representatives at Catalytica's expense in the event that Catalytica decides that proceedings should be commenced. Notwithstanding the foregoing, CESI is not obligated to monitor or police use of the Licensed Mark by Third Parties other than as specifically set forth in Section 3.3. Catalytica shall have exclusive control of any litigation, opposition, cancellation or related legal proceedings, relating to the use of the licensed trademarks by third parties. The decision whether to bring, maintain or settle any such proceedings shall be at the exclusive option and expense of Catalytica, and all recoveries shall belong exclusively to Catalytica. CESI shall not and shall have no right to initiate any such litigation, opposition, cancellation or related legal proceedings in its own name, but, at Catalytica's request, agrees to be joined as a party in any action taken by Catalytica to enforce its rights in the Licensed Mark. Catalytica shall incur no liability to CESI or any other person under any legal theory by reason of Catalytica's failure or refusal to prosecute or by Catalytica's refusal to permit CESI to prosecute, any alleged infringement by Third Parties, nor by reason of any settlement to which Catalytica may agree.

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                                   ARTICLE 9
                                  TERMINATION

     9.1 Termination. This Agreement may be terminated at any time prior to the Effective Date of the Merger (as defined in the Merger Agreement) by and in the sole discretion of Catalytica without the approval of CESI. This Agreement may be terminated at any time after the Effective Date of the Merger (as defined in the Merger Agreement) by mutual consent of Catalytica and CESI. In the event of termination pursuant to this Section 9.1, no party shall have any liability of any kind to the other party.



                                  ARTICLE 10
                              DISPUTE RESOLUTION

     10.1 Resolution. If a dispute, controversy or claim ("Dispute") arises between the parties relating to the interpretation or performance of this Agreement, such Dispute shall be resolved in the manner specified in Section 5.6 of the Master Separation Agreement.

     10.2 Continuity of Service and Performance. Unless otherwise agreed in writing, the parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement (as defined in the Master Separation Agreement) during the course of dispute resolution pursuant to the provisions of this Article 10 with respect to all matters not subject to such dispute, controversy or claim.

                                  ARTICLE 11
                            LIMITATION OF LIABILITY

           IN NO EVENT SHALL EITHER PARTY OR ITS SUBSIDIARIES BE LIABLE TO THE OTHER PARTY OR ITS SUBSIDIARIES FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS OR ANY OTHER DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

                                  ARTICLE 12
                           MISCELLANEOUS PROVISIONS

     12.1 Disclaimer. EACH PARTY ACKNOWLEDGES AND AGREES THAT THE LICENSED MARK AND ANY OTHER INFORMATION OR MATERIALS LICENSED OR PROVIDED HEREUNDER ARE LICENSED OR PROVIDED ON AN "AS IS" BASIS AND THAT NEITHER PARTY NOR ANY OF ITS SUBSIDIARIES

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MAKE ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES WHATSOEVER, EXPRESS, IMPLIED
OR STATUTORY, WITH RESPECT THERETO INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF TITLE, ENFORCEABILITY OR NON-INFRINGEMENT. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NEITHER CATALYTICA NOR ANY OF ITS SUBSIDIARIES MAKES ANY WARRANTY OR REPRESENTATION AS TO THE VALIDITY OF THE LICENSED MARK OR ANY WARRANTY OR REPRESENTATION THAT ANY USE OF THE LICENSED MARK WITH RESPECT TO ANY PRODUCT OR SERVICE WILL BE FREE FROM INFRINGEMENT OF ANY RIGHTS OF ANY THIRD PARTY.

     12.2 No Implied Licenses. Nothing contained in this Agreement shall be construed as conferring any rights by implication, estoppel or otherwise, under any intellectual property right, other than the rights expressly granted in this Agreement with respect to the Licensed Mark. Neither party is required hereunder to furnish or disclose to the other any information (including copies of registrations of the Licensed Mark), except as specifically provided herein.

     12.3 Infringement Suits. Except as set forth in Section 3.3, (i) neither party shall have any obligation hereunder to institute any action or suit against Third Parties for infringement of the Licensed Mark or to defend any action or suit brought by a Third Party which challenges or concerns the validity of the Licensed Mark and (ii) CESI shall not have any right to institute any action or suit against Third Parties for infringement of any of the Licensed Mark.

     12.4 No Other Obligations. Neither party assumes any responsibilities or obligations whatsoever, other than the responsibilities and obligations expressly set forth in this agreement or a separate written agreement between the parties. Without limiting the generality of the foregoing, neither party, nor any of its Subsidiaries, is obligated to (i) file any application for registration of any Mark, or to secure any rights in any Marks, (ii) to maintain any Mark registration, or (iii) provide any assistance, except for the obligations expressly assumed in this Agreement. Catalytica is solely authorized to file and renew the Licensed Mark in its own name. CESI is not authorized to file applications or renewal registrations for the Licensed Mark without the prior written consent of Catalytica.

     12.5 Entire Agreement. This Agreement, the Merger Agreement, the Master Separation Agreement and the other Ancillary Agreements (as defined in the Master Separation Agreement) and the Exhibits and Schedules referenced or attached hereto and thereto constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof and thereof. To the extent there is a conflict between this Agreement and the

                                       12
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Master Separation Agreement between the parties, the terms of this Agreement shall govern.

     12.6 Governing Law. This Agreement shall be construed in accordance with and all Disputes hereunder shall be governed by the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including, but not limited to, matters of validity, construction, effect, performance and remedies.

     12.7 Descriptive Headings. The headings contained in this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     12.8 Notices. Notices, demands, offers, requests or other communications required or permitted to be given by either party pursuant to the terms of this Agreement shall be made in accordance with Section 6.6 of the Master Separation Agreement.

     12.9 Nonassignability. Neither party may, directly or indirectly, in whole or in part, whether by operation of law or otherwise, assign or transfer this Agreement, without the other party's prior written consent, and any attempted assignment, transfer or delegation without such prior written consent shall be voidable at the sole option of such other party. Notwithstanding the foregoing, each party (or its permitted successive assignees or transferees hereunder) may assign or transfer this Agreement as a whole without consent to a person that succeeds to all or substantially all of the business or assets of such party as long as such person agrees to accept all the terms and conditions set forth herein. Without limiting the foregoing, this Agreement will be binding upon and inure to the benefit of the parties and their permitted successors and assigns. Neither party shall engage in any transaction or series of transactions in which another entity becomes the owner of 50% or more of the equity securities of such party unless the acquiror and any ultimate parent entity shall have executed and delivered to the other party an agreement confirming that such acquiror and/or ultimate parent entity shall, upon consummation of such transaction or series of transactions, cause the relevant party to continue to perform under the terms of this Agreement and each Ancillary Agreement.

     12.10 Severability. If any term or other provision of this Agreement is determined by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

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

     12.11 Failure or Indulgence not Waiver; Remedies Cumulative. No failure or delay on the part of either party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

     12.12 Amendment. No change or amendment will be made to this Agreement except by an instrument in writing signed on behalf of each of the parties to such agreement.

     12.13 Counterparts. This Agreement, including the Ancillary Agreements and the Exhibits and Schedules hereto and thereto and the other documents referred to herein or therein, may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

           WHEREFORE, the parties have signed this Trademark License Agreement effective as of the date first set forth above.

                                    CATALYTICA, INC.

                                    By: /s/ Lawrence W. Briscoe
                                       ---------------------------

                                    Name: Lawrence W. Briscoe
                                         -------------------------

                                    Title: Chief Financial Officer
                                          ------------------------

                                    CATALYTICA ENERGY SYSTEMS, INC.


                                    By: /s/ Craig N. Kitchen
                                       ---------------------------

                                    Name: Craig N. Kitchen
                                         -------------------------

                                    Title: President and Chief Executive Officer
                                          -------------------------------------